EXHIBIT 99.77Q2

SUB-ITEM 77Q2.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the copies of Section 16(a) forms furnished to the registrant, or written representations that no Forms 5 were required, the registrant believes that during the fiscal year ended December 31, 2011 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that (i) Bank of America Corporation, a greater than 10% beneficial owner, filed fourteen late Form 4 reports (reporting an aggregate of 68 transactions late) and (ii) Christian H. Poindexter, a director, filed one late Form 4 report (reporting one transaction late).